Pricing Supplement No.  J006    Dated  05/14/99            Rule 424(b)(2)
Prospectus Supplement dated December 5, 1997              File No. 333-38931
(To Prospectus dated December 1, 1997 )

SALOMON SMITH BARNEY HOLDINGS INC.

NOTES, SERIES J
Due More Than Nine Months from Date of Issue

Principal Amount:     $25,000,000.00

Issue Price:     100.00000%

Proceeds to Company on original issuance:     $25,000,000.00

Commission or Discount on original issuance:     $0.00

Salomon Smith Barney Inc.'s capacity on original issuance:| |  As agent
    If as principal                                     |X|  As principal
       | |  The Notes are being offered at varying prices related
            to prevailing market conditions but not to exceed 100.00000 %. |X| The Notes are being offered at a fixed initial public
            offering price of 100.00000 % of Principal Amount.
Original Issue Date:     05/28/99

Stated Maturity:     05/28/2014

Interest Rate:     7.00000%

Interest Payment Dates:

   | |  Monthly.
   | |  Quarterly
   |X|  Semi-annually.
   Beginning on November 28,1999 & every Nov.28 & May 28, thereafter.


Amortizing Note:         | |  Yes       |X|  No
   Amortization Schedule:

Optional Redemption:   |X|  Yes   | |  No
Optional Redemption Dates: Optional redemption beginning on May 28,2001 and on any interest payment date thereafter.
Redemption Prices: At par.
Redemption: | | In whole only and not in part |x| May be in whole or in part

Optional Repayment:       | |  Yes     |X|  No
   Optional Repayment Dates:
   Optional Repayment Prices:

Survivor's Option:        |X|  Yes       | |  No

Discount Note:   | |  Yes   |X|  No
   Total Amount of OID:
   Bond Yield to Call    :
   Bond Yield to Maturity:
   Yield to Maturity:

CUSIP: 79548GAF4












Pricing Supplement No. J006

Prospectus Supplement dated December 5, 1997
(To Prospectus dated December 1, 1997)


                    DESCRIPTION OF THE NOTES

General

          The description in this Pricing Supplement of the particular terms of the Registered Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus, to which reference is hereby made.

Redemption

          The Notes will be redeemable at the option of the Company, in whole or in part, at a Redemption Price equal to 100% of the Issue Price set forth on the face of this Pricing Supplement plus accrued and unpaid interest
(such redemption an "Optional Redemption"), beginning on May 28,2001 and on any Interest Payment Date occurring thereafter (such date an "Optional Redemption Date"),up to,but excluding the maturity date.